Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Ascend Wellness Holdings, Inc.
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-257780) and Form S-3 (File No. 333-268534) of Ascend Wellness Holdings, Inc. and Subsidiaries (the Company) of our report dated March 15, 2023, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, which report appears in this Annual Report on Form 10-K of Ascend Wellness Holdings, Inc. for the year ended December 31, 2022.

/s/ Macias Gini & O'Connell LLP

San Jose, California
March 15, 2023